Exhibit 10.125

Separation AND Release Agreement

THIS SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is made as of March 23, 2016 by and between Twinlab Consolidated Holdings, Inc., a Nevada corporation, whose address is 632 Broadway, Suite 201, New York, NY 10012 (together with its subsidiaries and affiliates, the “Company”) and Thomas A. Tolworthy, whose address is as currently reflected in the Company’s personnel records (“Employee”).

BACKGROUND

Employee has been employed as the Chief Executive Officer and President of the Company.

Employee was terminated by the Company without cause effective March 16, 2016. The Company and Employee (collectively, the “Parties” and each, without distinction, a “Party”) have mutually agreed that pursuant to such termination Employee will resign from any and all positions with the Company, including as a Director on the Company’s Board of Directors, and have agreed to release each other from any and all claims arising from or related to that employment relationship.

NOW, THEREFORE, in consideration of this Agreement and the mutual promises set forth in this Agreement, the Parties agree as follows:

TERMS AND CONDITIONS

Article 1
EMPLOYMENT TERMINATION, PAYMENTS AND RESIGNATION

1.1                Termination of Employment. Employee’s employment with the Company was terminated without cause by the Company as of March 16, 2016 (the “Termination Date”). Effective as of the Termination Date, Employee resigns (a) from every office of the Company held by Employee, (b) as a director of the Company and/or its related entities and (c) if applicable, as trustee of any 401(k) plan of the Company. Employee agrees to cooperate with the Company and take all steps reasonably necessary to effectuate such resignations. The Company shall pay Employee’s compensation for hours worked through the Termination Date, subject to withholding and payable in accordance with the Company’s payroll practices. The Company shall pay Employee the aggregate sum of Forty Four Thousand Seventy Three Dollars and Eleven Cents ($44,073.11) in full and final settlement of all vacation pay entitlement on the Company’s books as of the Termination Date, subject to payroll deductions and all required withholdings. In addition, the Company will reimburse Employee for his reasonable and documented outstanding travel and entertainment expenses remaining on the Company’s books, which are properly reviewed and approved according to firm policy as of the Termination Date.

1.2                Separation Consideration. As consideration for Employee’s agreements and releases set forth herein, following the execution of this Agreement and expiration of the Revocation Period (as defined below), and recognizing that without execution of this Agreement, Employee would not be entitled to any additional compensation beyond wages due the Company agrees to provide Employee with the following benefits after the Termination Date:

(a)                 the Company shall within ten (10) business days of the date on which this Agreement becomes effective in accordance with Section 2.2 hereof purchase from Employee the “Surrendered Shares”, as defined in Section 1.5 hereof, for the aggregate sum of $500,000.00 in immediately available funds; and

(b)                 provided that Employee timely elects continued health insurance coverage under the federal COBRA law, the Company will pay one-hundred percent of the cost of premiums for such health insurance continuation coverage during the twelve (12) months following the Termination Date. Notwithstanding anything to the contrary in this Section 1.2, Employee’s entitlement to any benefits or payments under this Section 1.2 shall cease on such date that Employee becomes eligible to receive health insurance coverage from another employer group health plan due to Employee’s employment with a future employer.

1

1.3                Conflict with Other Agreements. In the event of any conflict of the provisions between this Agreement and the terms and conditions of: (a) that certain Employment Agreement between Employee and Twinlab Consolidation Corporation (“TCC”) made as of August 7, 2014 and assumed by the Company on September 16, 2014 (the “Employment Agreement”), (b) the Company’s 2013 Stock Incentive Plan (the “Stock Plan”); (c) award agreements entered into between the Company and Employee under the Stock Plan, if any; (d) that certain Voting Agreement, dated as of October 5, 2015, entered into by and among the Company, Golisano Holdings LLC and Employee, Little Harbor, LLC, Great Harbor Capital, LLC and the David L. Van Andel Trust U/A dated November 30, 1993 (the “Golisano Voting Agreement”); (e) that certain Voting Agreement, dated as of October 2, 2015, entered into by and among the Company, Great Harbor Capital, LLC and Golisano Holdings LLC, Employee, Little Harbor, LLC, and the David L. Van Andel Trust U/A dated November 30, 1993 (the “GH Voting Agreement”); (f) that certain Subscription and Surrender Agreement, dated as of September 3, 2014, entered into by and between TCC and Employee and assumed by the Company on September 16, 2014 (the “First Surrender Agreement”); (g) that certain Surrender Agreement, dated as of October 5, 2015, entered into between the Company and Employee (the “Second Surrender Agreement”); (h) that certain Surrender Agreement, dated as of October 21, 2015, entered into by and between the Company and Employee (the “Third Surrender Agreement”); and (i) that certain Restricted Stock Purchase Agreement, dated as of November 4, 2013, entered into by and between TCC and Employee (the “Restricted Stock Agreement”, together with the Employment Agreement, the Golisano Voting Agreement, the GH Voting Agreement, the First Surrender Agreement, the Second Surrender Agreement and the Third Surrender Agreement, the “Other Agreements”), the terms and conditions set forth in this Agreement shall control.

1.4                Acknowledgement. Except as provided in this Article 1, the Parties acknowledge and agree that Employee is not, and shall not after the Termination Date, be eligible for any additional payment by the Company of any bonus, salary, vacation pay, retirement pension, severance pay, back pay, or other remuneration or compensation of any kind in respect of employment by the Company. Employee further agrees that Employee’s continuing obligations arising under the Employment Agreement remain in full force and effect, and Employee hereby reaffirms his continuing obligations arising under the terms of the Employment Agreement. Employee further confirms his continuing obligations arising under the Golisano Voting Agreement and the GH Voting Agreement remain in full force and effect, and Employee hereby reaffirms his continuing obligations arising under the terms of the Golisano Voting Agreement and the GH Voting Agreement. Employee agrees to return to the Company all Company documents and materials, apparatus, equipment and other physical property in Employee’s possession within two (2) business days of the Termination Date and in the manner directed by the Company’s Board of Directors (the “Board”).

1.5                Company Stock. Pursuant to the terms and conditions of the Restricted Stock Agreement and the First Surrender Agreement, Employee is currently the beneficial owner of 44,858,622 shares of the Company’s common stock. Effective as of the Termination Date, Employee does hereby irrevocably sell, assign and transfer all right, title and interest in and to 35,551,724 shares of the Company’s common stock (the “Surrendered Shares”) to the Company free and clear of any mortgage, pledge, lien, encumbrance, charge, security, security interest or other claim against title and hereby appoints the Company’s transfer agent to transfer the Surrendered Shares on the books of the Company with full power of substitution in the premises together with such other documents, certificates, affidavits and instruments as are required by this Agreement or reasonably required by the Company. As a result of such surrender and transfer, the Parties hereto agree and affirm that Employee shall have absolutely and irrevocably released any and all of Employee’s interests in all of the Surrendered Shares. Concurrently with the execution of this Agreement, Employee shall deliver to the Company stock certificates which represent the Surrendered Shares and will execute a stock power if requested by the Company. Employee further ratifies and confirms to the Company that the 9,306,898 shares of the Company’s common stock (the “Retained Shares”) that are beneficially owned by Employee after giving effect to the transfer of the Surrendered Shares, constitutes the totality of the equity and debt securities of the Company and any of the Company’s subsidiaries or affiliates beneficially owned by Employee immediately following the effectiveness of this Agreement, and that such Retained Shares remain subject to the First Surrender Agreement. Employee agrees to execute a stock power surrendering, assigning and transferring all right, title and interest in and to the Retained Shares to the Company pursuant to exercise by the Company of its right to require such surrender of the Retained Shares pursuant to the First Surrender Agreement, which notice is hereby given. Employee confirms to the Company that Employee is not entitled to or a party to any: (a) subscriptions, options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require or obligate the Company or any of the Company’s subsidiaries or affiliates, on a contingent basis or otherwise, to issue, sell or otherwise cause to become outstanding, or to acquire, repurchase, retire or redeem, any equity or debt interest in the Company or any of the Company’s subsidiaries or affiliates or (b) stock appreciation, phantom stock, rights of first refusal, preemptive rights, conversion rights, profit participation or similar rights or equity-linked awards of the Company or any of the Company’s subsidiaries or affiliates.

2

1.6                Standstill. Employee agrees that, for a period of three (3) years from the date of this Agreement, neither Employee nor any of Employee’s affiliates or representatives acting on Employee’s behalf or on behalf of other persons acting in concert with Employee will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of the Company or any of its subsidiaries or affiliates, (ii) any tender or exchange offer, merger or other business combination involving the Company, any of the subsidiaries or affiliates or assets of the Company or the subsidiaries or affiliates constituting a significant portion of the consolidated assets of the Company and its subsidiaries or affiliates, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or affiliates, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission (the “SEC”)) or consents to vote any voting securities of the Company or any of its affiliates; (b) form, join or in any way participate in a “group” (as defined under Securities Exchange Act of 1934, as amended) with respect to the Company or otherwise act in concert with any person in respect of any securities of the Company; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, the Board or policies of the Company or to obtain representation on the Board; (d) take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing. Employee also agrees during such period not to request (in any manner that would reasonably be likely to cause the Company to disclose publicly) that the Company or any of its representatives, directly or indirectly, amend or waive any provision of this paragraph (including this sentence).

1.7                Cooperation and Assistance. Following the Termination Date, Employee agrees to furnish such information and assistance to the Company as may be reasonably required by the Company in connection with any issues or matters of which Employee had knowledge during his employment with the Company. In addition, Employee shall make himself reasonably available to assist the Company in matters relating to the transition of his prior duties to other employees of the Company (including his successor), as may be reasonably requested by the Company. The Company shall reimburse Employee for the reasonable documented out-of-pocket expenses incurred by him in providing such cooperation and assistance; provided that any such expense exceeding Five Hundred Dollars ($500) shall require the advance consent of the Chairman of the Audit Committee of the Board. Any services rendered by Employee pursuant to this Section 1.7 shall be governed by the applicable terms and conditions of the Employment Agreement regarding confidentiality. Effective as of the Termination Date, Employee agrees not to communicate with any employees, consultants, potential strategic partners, customers, vendors, agents, representatives, investors, potential investors or creditors of the Company and promptly deliver to the Chairman of the Audit Committee of the Board, Mr. Mark Bugge, via email to mark.bugge@vaegr.com all correspondence and any inquires that Employee receives (including the contents of any telephone calls received by Employee) from any third party concerning the Company.

Article 2
RELEASES AND NON-DISPARAGEMENT

2.1                Employee Release of Claims. In consideration for the separation consideration set forth in this Agreement, Employee, on behalf of himself, his heirs, executors, legal representatives, spouse and assigns (“Employee Releasing Parties”), hereby fully and forever releases the Company and the Company’s respective past and present officers, directors, employees, investors, stockholders, administrators, subsidiaries, affiliates, predecessor and successor entities and assigns, attorneys and insurers (the “Company’s Released Parties”) of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred through the date that Employee signs this Agreement, including, without limitation, any and all claims:

3

(a)                 which arise out of, result from, or occurred in connection with Employee’s employment by the Company or any of its affiliated entities, the termination of that employment relationship, any events occurring in the course of that employment, or any events occurring prior to the execution of this Agreement;

(b)                 for wrongful discharge, discrimination, harassment and/or retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; slander, libel or invasion of privacy; violation of public policy; fraud, misrepresentation or conspiracy; and false imprisonment;

(c)                 for a violation of any federal, state or municipal statute, regulation or ordinance relating to employment, including, without limitation, (i) Title VII of the Civil Rights Act of 1964, as amended, (ii) the Civil Rights Act of 1866, as amended, (iii) the Civil Rights Act of 1991, as amended, (iv) the Employee Retirement and Income Security Act of 1974, as amended, (v) the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), including without limitation, the Older Workers’ Benefit Protection Act, as amended (“OWBPA”), (vi) the Americans with Disabilities Act of 1990, as amended, and (vii) all claims arising out of the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Civil Rights Act, the New Jersey Conscientious Employee Protection Act, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York Civil Rights Law, Section 125 of the New York Workers Compensation Law, the New York City Human Rights Law, all as amended together with all of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released;

(d)                 for back pay or other unpaid compensation;

(e)                 relating to equity of the Company; and/or

(f)                  for attorneys’ fees and costs.

To the fullest extent permitted by law, Employee will not take any action that is contrary to the promises he has made in this Agreement. Employee represents that he has not filed any lawsuit, arbitration, or other claim against any of the Company’s Released Parties. Employee states that he knows of no violation of state, federal, or municipal law or regulation by any of the Company’s Released Parties, and knows of no ongoing or pending investigation, charge, or complaint by any agency charged with enforcement of state, federal, or municipal law or regulation. Employee further agrees he shall not receive any monetary damages, recovery and/or relief of any type related to any released claim(s), whether pursued by Employee or any governmental agency, other person or group. Employee hereby agrees that the release set forth in this Agreement shall be and remain in effect in all respects as a complete general release as to the matters released. Nothing in the foregoing shall prevent Employee from commencing an action or proceeding to enforce Employee’s rights arising under this Agreement or a claim for indemnification to which Employee is entitled as a current or former officer of the Company, or inclusion as a beneficiary of any insurance policy related to Employee’s service in such capacity.

2.2                Acknowledgement of Waiver of Claims Under OWBPA and ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the OWBPA and the ADEA, and that this waiver and release is knowing and voluntary. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has at least forty-five (45) days within which to consider this Agreement and the information disclosed on Exhibit A attached hereto, and that if Employee signed this Agreement before expiration of that forty-five (45) calendar day period, Employee did so knowingly and voluntarily and with the intent of waiving Employee’s right to utilize the full forty-five (45)-day consideration period; and (c) Employee has seven (7) days following Employee’s execution of this Agreement to revoke the Agreement (the “Revocation Period”). Communication of any such revocation by Employee to the Company shall be provided in writing and mailed by certified or registered mail with return receipt requested and shall be addressed to the Company at its principal corporate offices to the attention of the Chairman of the Audit Committee of the Board, Mr. Mark Bugge. This Agreement shall not be effective until the Revocation Period has expired.

4

2.3                No Admission of Liability. Neither this Agreement nor any statement contained herein shall be deemed to constitute an admission of liability on the part of the parties herein released. This Agreement’s execution and implementation may not be used as evidence, and shall not be admissible in a subsequent proceeding of any kind, except one alleging a breach of this Agreement and/or the Employment Agreement.

2.4                Non-Disparagement.

(a)                 For a period of three (3) years after the date of this Agreement, each Party covenants and agrees that such Party shall not make or cause to be made any statements, observations, opinions or communicate any information (whether in written or oral form) to third parties that defames, slanders or is likely in any way to harm the reputation of the other Party or any of its subsidiaries, affiliates, directors, or officers or tortiously interfere with any of the other Party’s respective business relationships. The Company agrees to use commercially reasonable efforts to cause the Company’s directors and other executive officers to comply with the terms and conditions of this Section 2.4(a).

(b)                 In the event that either Party is required by law, ordered by a court of competent jurisdiction or compelled by subpoena to disclose any information on the other Party, such Party may disclose that information without liability under Section 2.4(a); provided, however, that the disclosing Party gives the other Party written notice of the information to be disclosed as far in advance of its disclosure as is practicable.

(c)                 Each Party understands and agrees that any violation of the covenant contained in Section 2.4(a) will result in irreparable damage to the other Party and that the other Party could not be reasonably or adequately compensated in damages in an action at law for breach of the Party’s obligations under Section 2.4(a). Accordingly, each Party specifically acknowledges and agrees that the other Party shall be entitled to temporary and permanent injunctive relief, specific performance, and other equitable relief to enforce the provisions of Section 2.4(a). This provision with respect to injunctive relief shall not, however, diminish the right of the Party to claim and recover damages or other remedies in addition to equitable relief. In addition, each Party agrees that should it become necessary for the other Party to enforce any of the covenants contained in this Section 2.4 through any legal, administrative or alternative dispute resolution proceeding, the Party breaching any of the covenants shall reimburse the other Party for any and all reasonable fees and expenses (legal costs, attorneys’ fees and otherwise) incurred by such Party in successfully enforcing such covenants and/or prosecuting any such proceeding or appeal therefrom to successful conclusion.

2.5                Company Release of Claims. In consideration for the obligations of Employee set forth in this Agreement and Employee’s release of claims, the Company hereby fully and forever releases Employee and the Employee Releasing Parties of and from any claim, duty, obligation or cause of action, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Termination Date. This release does not extend to any obligations incurred or specified under this Agreement or any of Employee’s continuing obligations, nor does it include claims for improper self-dealing, breach of a fiduciary duty, embezzlement, fraud, any knowing violation of the law or breach of a Company policy, or any violation of a confidentiality, nonsolicitation or noncompetition obligation. The Company hereby irrevocably covenants to refrain from directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against Employee, based upon any matter purported to be released hereby.

5

Article 3
REPRESENTATIONS AND WARRANTIES

3.1                Representations and Warranties of Employee. Employee warrants and represents to the Company that Employee: (a) has been advised to consult with legal counsel in entering into this Agreement; (b) has entirely read this Agreement; (c) has voluntarily executed this Agreement without any duress or undue influence and with the full intent of releasing all claims; (d) has received no promise, inducement or agreement not herein expressed with respect to this Agreement or the terms of this Agreement; (e) is the only person (other than his heirs) who is or may be entitled to receive or share in any damages or compensation on account of or arising out of his relationship with, or providing services to, the Company or any of its affiliated entities, the termination of that relationship or services, any actions taken in the course of that relationship or services, and any events related to that relationship or services or occurring prior to the execution of this Agreement; (f) understands and agrees that in the event any injury, loss, or damage has been sustained by him which is not now known or suspected, or in the event that any loss or damage now known or suspected has consequences not known or suspected, this Agreement shall nevertheless constitute a full and final release as to the parties herein released, and that this Agreement shall apply to all such unknown or unsuspected injuries, losses, damages or consequences; (g) expressly acknowledges that his entry into this Agreement is in exchange for consideration in addition to anything of value to which Employee is already entitled; (h) has good and marketable title to the Surrendered Shares, free and clear of any mortgage, pledge, lien, encumbrance, charge, security, security interest or other claim against title, other than general restrictions under federal and state securities laws; and (i) except for this Agreement and the Other Agreements, is not a party to any agreement with the Company or any of its subsidiaries or affiliates.

3.2                Authority. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that such Party has not assigned any claim released under this Agreement, and there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

3.3                No Other Representations. Neither Party has relied upon any representations or statements made by other Party hereto which are not specifically set forth in this Agreement.

Article 4
MISCELLANEOUS

4.1                Disclosure of this Agreement. Neither Employee nor the Company will publicize in any newspaper, electronic media, or other public or private forum (such as “blogs,” job satisfaction websites, Facebook, Twitter or bulletin boards), the terms of this Agreement. Notwithstanding the foregoing sentence, (i) the Company may issue a press release announcing the Employee’s departure, (ii) Employee and the Company may disclose this Agreement to their respective attorneys, and to governmental agencies including, but not limited to, the Internal Revenue Service, if so requested or required, (iii) Employee and the Company may disclose this Agreement as may be required by law, subpoena or in answer to interrogatories or other discovery requests, (iv) the Company may disclose this Agreement to any third parties who owe a duty of confidentiality to the Company and (vi) the Company may disclose this Agreement as required by law, rule or regulation (including but not limited to by attaching this Agreement to, and disclosing this Agreement and the contents thereof in, any filings that the Company makes with the SEC.

4.2                Severability. This Agreement shall be enforceable to the fullest extent permitted by law. If any provision is held to be unenforceable, then such provision will be construed or revised in a manner so as to permit its enforceability to the fullest extent permitted by applicable law. If such provision cannot be reformed in that manner, such provision will be deemed to be severed from this Agreement, but every other provision of this Agreement will remain in full force and effect.

6

4.3                Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Employee’s relationship with the Company and his compensation by the Company, including, without limitation, the Restricted Stock Agreement and the Employment Agreement, except for any continuing obligations of Employee under the Employment Agreement that do not conflict with the terms and conditions of this Agreement, which shall continue in full force and effect. This Agreement may only be amended by a writing signed by Employee and the Company.

4.4                Assignment. This Agreement may not be assigned by Employee without the prior written consent of the other party. The Company may assign this Agreement without Employee’s consent in connection with a merger or sale of its assets and/or to a corporation controlling, controlled by or under common control with the Company. This Agreement shall inure to the benefit of, and be binding upon, each Party’s respective heirs, legal representatives, successors and assigns.

4.5                Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts of the State of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement, and consents to the laying of venue in such courts. EACH OF THE PARTIES KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER. In addition, should it become necessary for the Company to seek to enforce any of the covenants contained in this Agreement through any legal, administrative or alternative dispute resolution proceeding, Employee shall reimburse the Company for its reasonable fees and expenses (legal costs, attorney’s fees and otherwise) related thereto.

4.6                Counterparts/ Facsimile Signature. This Agreement may be executed in one or more counterparts and by email/facsimile, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Signatures of the Parties transmitted by facsimile or via .pdf format shall be deemed to be their original signatures for all purposes.

Each Party has executed this Agreement as of the date set forth below.

Twinlab Consolidated Holdings, Inc.

/s/ Thomas A. Tolworthy
By:	/s/ Richard H. Neuwirth	Thomas A. Tolworthy
Name:	Richard H. Neuwirth
Title:	CLO	Date:	March 23, 2016
Date:	March 23, 2016

ELECTION TO EXECUTE PRIOR TO EXPIRATION OF
FORTY-FIVE DAY CONSIDERATION PERIOD
(To be signed only if Separation and Release Agreement is signed prior to expiration of 45 days after it is presented to Employee)

I understand that I have up to forty-five (45) days within which to consider and execute the foregoing Separation and Release Agreement. However, after having had sufficient time to consider the matter and to consult with counsel, I have freely and voluntarily elected to execute the Separation and Release Agreement before the forty-five (45) day period has expired.

/s/ Thomas A. Tolworthy
Thomas A. Tolworthy

Date:	March 23, 2016

7